Borrower Dorman Products, Inc.
Contract No 00054727
Tin — 23-2078855
Entity Type — Pennsylvania Corporation
Maturity Date — September 15, 2013
Loan Date — September 27, 2006

Principal Amount — $625,000

THIS COMMERCIAL LOAN AND SECURITY AGREEMENT (hereinafter referred to as “Agreement”) is made and effective as of the Loan Date identified above between the Borrower identified above (hereinafter referred to as “Borrower”) and the Tennessee Valley Authority (hereinafter referred to as “TVA”), a corporate agency and instrumentality of the United States, organized and existing pursuant to the Tennessee Valley Authority Act of 1933, as amended.

WHEREAS, TVA, pursuant to its statutory authority, engages in programs and projects which further the economic and social development of the Tennessee Valley;

WHEREAS, Borrower has requested TVA to loan, and TVA has agreed to loan, on the terms and conditions set forth herein, the Principal Amount identified above (the loan of such amount is hereinafter referred to as the “Loan”) to Borrower for the Purpose identified above, which will result in the creation and/or retention of jobs in the Tennessee Valley power service area; and

WHEREAS, Borrower and TVA wish to set forth in writing the terms pursuant to which TVA will provide funds to Borrower and to delineate the respective rights, duties, and obligations of Borrower and TVA concerning such funds;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.	LOAN

A.	Use of Funds: Borrower covenants that the TVA funds will be used for the Purpose (as set forth above).

B.	Promissory Note: To evidence Borrower’s agreement to repay the Loan, Borrower agrees to execute a Promissory Note (hereinafter referred to as the “Note”) in favor of TVA in the principal amount of the Loan.

C.	Disbursement of Funds: Upon request, TVA shall disburse funds to the Borrower.

II.	SECURITY.

A.	Security: The Obligations (as hereafter defined) shall be secured by a Letter of Credit obtained from Wachovia Bank located at (the “Letter of Credit”). The Letter of Credit must be in an amount equal to or greater than the outstanding indebtedness under the Loan and remain in effect or be renewed until the Loan is paid in full. The Letter of Credit must be in a form and contain terms and conditions approved by TVA.

This Agreement together with the Note and any other instruments and documents now or hereafter evidencing, securing or in any way related to the indebtedness evidenced by the Note are each herein individually referred to as a “Loan Document” and collectively referred to as the “Loan Documents”.

B.	Obligations. The obligations secured hereby (Obligations) shall include the following indebtedness and liabilities of Borrower:

(a)	the Loan, which is evidenced by the Note, together with all other loans to be made by TVA concurrently or in connection with this Agreement, all interest and other charges accrued thereon, and any renewals, extensions or refinancings thereof;

(b)	contingent obligations to TVA incurred concurrently or in connection with this Agreement;

(c)	all expenditures by TVA for taxes, levies, insurance and otherwise in performance of any of Borrower’s duties under this Agreement or any other Loan Document;

(d)	all other money heretofore or hereafter advanced by TVA at its option to or for the account of Borrower, and all other present or future, direct or contingent liabilities and indebtedness of Borrower to TVA of any nature whatsoever, and any extensions or renewals thereof; and

(e)	all reasonable attorney’s fees, court costs, and expenses of whatever kind incident to the collection of any of the foregoing Obligations.

III.	CONDITIONS PRECEDENT. In addition to the other requirements in this Agreement, the obligation of TVA to make the Loan and each disbursement thereof is subject to TVA’s receipt of the following, each of which shall be a condition precedent:

A.	Execution and Delivery of Loan Documents: The Loan Documents, appropriately completed and duly executed (where applicable) and delivered.

B.	Documentation of Other Financing: Satisfactory documentation that the remainder of the financing for the above described project has been obtained.

C.	Borrowing Resolution: A borrowing resolution executed by the Borrower’s board of directors, governors or other governing body, authorizing the execution of the Loan Documents on behalf of Borrower..

IV.	REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to TVA as follows:

A.	Validity of Loan Documents: The Loan Documents are in all respects legal, valid, and binding in accordance with their terms.

B.	Organization: Borrower is (i) duly organized, validly existing, and in good standing in the state of its organization; (ii) is duly qualified and authorized to do business in each state in which the Borrower conducts business, (iii) has complied with all federal and state laws relating to its structure and business; (iv) has all requisite power to carry on its business as it is now being conducted and as it is proposed to be conducted and to own all of the properties presently owned by Borrower; and (v) has all necessary power and authority to enter into, execute, deliver, accept, and perform the Loan Documents.

C.	Incorporation and Legal Name. Borrower’s state of organization and exact legal name are set forth on the first page of this Agreement.

D.	Taxes: All taxes and assessments due and payable by Borrower have been paid or are being contested in good faith by appropriate proceedings, and the Borrower has filed all tax returns which it is required to file.

E.	Authorization; No Conflicting Obligations: The execution by Borrower of this Agreement and the documents provided for herein have been duly authorized by appropriate action; and no provision of Borrower’s organizational documents, nor of any agreement or undertaking to which Borrower is a party, conflicts with or prevents the Borrower from executing and carrying out the terms of this Agreement and its implementing documents.

F.	Warranty of No Adverse Change: Nothing has occurred since the ending date of financial statements submitted by Borrower with the TVA Loan Application or is expected to occur before funding which will materially affect in an adverse manner the condition of Borrower or its ability to repay the Loan. Borrower agrees to promptly notify TVA of any significant changes to its financial position that occur prior to funding of the Loan. Borrower has no known actual or contingent liabilities of material consequence, except such as are reflected in the financial statements or in other documents that have been delivered to TVA.

G.	Litigation: There is no proceeding involving Borrower pending, or, to the knowledge of Borrower threatened before any court or governmental authority, agency, or arbitration authority, which may materially adversely affect Borrower’s financial conditions or properties, except as disclosed to TVA in writing and acknowledged by TVA prior to the date of this Agreement.

H.	Permits: All necessary permits and clearances as may be required by applicable federal, state, and local laws and ordinances have been obtained.

I.	Continuation of Representation and Warranties: All representations and warranties made under this Agreement shall be deemed to be made at and as of the date hereof and at and as of the date of any advance under the Loan.

V.	COVENANTS. Borrower hereby covenants and agrees with TVA that Borrower will:

A.	Local Labor: Utilize local labor to the maximum extent feasible.

B.	Financial Records: Maintain a system of accounting in accordance with Generally Accepted Accounting Principles (GAAP) applied on a consistent basis throughout the period involved, and permit TVA to examine and audit Borrower’s books and records at all reasonable times.

C.	Financial Statements. Furnish TVA with the following:

Annual Statements. As soon as available, but in no event later than one hundred twenty (120) days after the end of each fiscal year of Borrower, true and accurate financial statements of Borrower, including a balance sheet, income statement, schedule of contingent liabilities, cash flow statement and any and all other financial information as TVA may reasonably request for the year ended, audited by a certified public accountant satisfactory to TVA.

Interim Statements. As soon as available, but in no event later than thirty (30) days after the end of each fiscal quarter, Borrower’s balance sheet and profit and loss statement for the period ended, prepared by Borrower.

All financial reports required to be provided under this Agreement shall be prepared in accordance with GAAP, applied on a consistent basis, and certified by Borrower, or Guarantor as applicable, as being true and correct.

D.	Existence and Compliance: Maintain its existence, good standing, and qualification to do business, where required, and all licenses, permits, and the like necessary for the operation of its business, and comply with all laws, regulations, and governmental requirements including, without limitation, environmental laws applicable to it or to any of its property, business operations and transactions.

E.	Adverse Conditions or Events: Promptly advise TVA in writing of (i) any condition, event or act which comes to its attention that would or might materially adversely affect Borrower’s financial condition or operations, (ii) any litigation filed by or against Borrower, that would or might materially adversely affect Borrower’s financial condition or operations, (iii) any event that has occurred that would constitute an event of default under any Loan Document and (iv) any uninsured or partially uninsured loss through fire, theft, liability or property damage in an amount that would or might materially adversely affect Borrower’s financial condition or operations.

F.	Taxes and Other Obligations: Pay all of its taxes, assessments, and other obligations, including, but not limited to, taxes, costs, or other expenses arising from the operation of Borrower’s business, as the same become due and payable, except to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner.

G.	Insurance: Maintain, at a minimum (a) worker’s compensation insurance, and (b) liability insurance in the amount of $1,000,000. Borrower will furnish to TVA evidence of compliance with this paragraph, including furnishing TVA with certificates evidencing the existence and renewal of such insurance.

H.	Number of Employees: Within sixty (60) days of the end of each of its fiscal years, Borrower will report to TVA the total number of employees of Borrower at the Project Site.

I.	Engineering and Environmental Assessments: Upon reasonable notice of not less than twenty-four (24) hours, grant TVA the right to conduct an engineering and/or an environmental site assessment on the Project Site at any time and resolve all outstanding issues to TVA’s satisfaction. This paragraph shall not be construed as creating any obligation or duty in TVA to conduct an assessment, and no such assessment shall be relied upon by or construed as creating a cause of action not otherwise existing in Borrower or any third party.

J.	Loan Costs: Assume responsibility and agree to pay all costs in connection with making the Loan or the enforcement of TVA’s rights under the Loan Documents or at law and expenses related to enforcement of TVA’s rights under the Loan Documents.

K.	Liens: Promptly pay when due all lawful claims, whether for labor, materials or otherwise, which could lead to the imposition of a lien against its assets.

L.	Changes. Without TVA’s prior written acknowledgment, Borrower will not (a) change its name or use any trade name other than Borrower’s true corporate name as stated in the first paragraph of this Agreement, or (b) change its state of organization as stated in the first paragraph of this Agreement.

M.	Further Assurances. Do all such further acts, including cooperation in the filing, recording or renewal of documents, and execute such further conveyances and assurances as TVA reasonably shall require from time to time for the better and more effective carrying out of the intent and purposes of this Agreement.

VI.	FEDERAL REQUIREMENTS. Borrower covenants and agrees with TVA as follows:

A.	Audit Requirements: Keep and make available, for a period of three (3) years from the ending date of this Agreement, accurate records and books of accounts showing the items and costs funded with the loan proceeds received under this Agreement, as well as data to support compliance with this Agreement’s terms and conditions. Upon reasonable notice, which shall not be less than forty-eight (48) hours, TVA, its agents, or the U.S. General Accounting Office shall have the right to audit without restriction, at any time during normal working hours, all such books, records and other documents of Borrower until the completion of all close-out procedures respecting this Agreement and the final settlement and conclusion of all issues arising out of this Agreement.

B.	Federal Environmental Reviews: TVA as a federal agency is responsible for performing the appropriate environmental reviews under statutes such as the National Environmental Policy Act, the National Historic Preservation Act and the Endangered Species Act, and under applicable Executive Orders such as those governing floodplains and wetlands. Borrower agrees that TVA must complete all such environmental reviews prior to releasing loan funds.

C.	Lobbying Restrictions: Borrower will comply with section 319 of Public Law No. 101-121, (codified at 31 U.S.C. § 1352), TVA implementing regulations at 18 C.F.R. § 1315, and the provisions of Exhibit A (attached hereto and made a part hereto) regarding restrictions on lobbying.

VII.	DEFAULT. The occurrence of any one or more of the following shall constitute an Event of Default hereunder:

A.	Failure to Pay or Perform: Failure of any Obligor (which term shall include Borrower, any endorser, surety, or Guarantor) to (i) pay any principal of or interest on the indebtedness evidenced by the Note in accordance with the terms thereof, or (ii) perform any of its obligations under this Agreement, the Note or any of the other Loan Documents.

B.	Misrepresentation: Any misrepresentation by any Obligor as to any material matter hereunder or under any of the other Loan Documents, or delivery by any Obligor of any schedule, statement, resolution, report, certificate, notice or writing to TVA that is untrue in any material respect on the date as of which the facts set forth therein are stated or certified.

C.	Insolvency: The (i) filing by any Obligor in any court pursuant to any chapter of any statute, either of the United States or any state, of a petition in bankruptcy or insolvency, or for reorganization, or for other similar relief, or for the appointment of a receiver or trustee of all or a portion of the properties of such Obligor or an assignment by any of them for the benefit of creditors; or (ii) filing against any Obligor in any court pursuant to any chapter of any statute, either of the United States or of any state, of a petition in bankruptcy or insolvency, or for reorganization, or for appointment of a receiver or trustee of all or a portion of such Obligor’s properties; or (iii) insolvency (as defined by the United States Bankruptcy Code) or bankruptcy of any Obligor or the inability of any Obligor to pay its debts generally as they become due.

D.	Death; Cessation of Legal Existence: Any individual Obligor dies or any Obligor which is an entity is liquidated, dissolved, partitioned or has its legal existence terminated or suspended, or the charter, articles, certificate of limited partnership, certificate of authority or any other document which allows it to legally exist and/or conduct business either expires or is revoked.

E.	Litigation: Institution of any suit or of any administrative or judicial proceeding under federal, state or local law or regulation against any Obligor that is deemed by TVA to materially affect any Obligor in its ability to perform its responsibilities under this Agreement or any other Loan Document.

F.	Ownership Changes: Unless TVA consents in writing, which will not be unreasonably withheld, Borrower is purchased by, consolidates with, or merges with a third party.

G.	Default Under Other Obligations: Borrower defaults under any agreement in favor or any other creditor or person that may materially adversely affect Borrower’s financial conditions or properties.

H.	Failure to Disprove Default: TVA shall reasonably suspect the occurrence of one or more of the aforesaid Events of Default and Borrower, upon written notice from TVA, given in accordance with this Agreement, shall fail to provide evidence reasonably satisfactory to TVA that such event or Events of Default have not in fact occurred.

I.	Purchase of Non-TVA Supplied Electricity: The power service contract between TVA and the TVA distributor in whose service territory the Project Site is located either terminates or expires without renewal.

J.	Non-Renewal of Letter of Credit: The issuer of the Letter of Credit (a) gives notice that the Letter of Credit will not renew, or (b) otherwise fails to renew the Letter of Credit at least sixty (60) days prior to the expiration date of the Letter of Credit.

K.	Credit Rating of Letter of Credit Issuer: The credit rating of the issuer of the Letter of Credit is downgraded to the extent that TVA, in its reasonable discretion, determines it to be an unacceptable risk to continue to rely on the Letter of Credit as security for the Obligations.

VIII.	RIGHTS AND REMEDIES:

A.	Limited Right to Cure.

1.	The occurrence of an event described in Article VII above shall not constitute an Event of Default unless (i) with regard to any monetary default or failure to pay any amount of money when due, such default or failure continues for a period of ten (10) days after written notice to Borrower pursuant to this Agreement, and (ii) with regard to any other event stated above (except for subparagraphs B, C, and H for which Borrower shall have no right to cure), such event continues for a period of thirty (30) days after written notice to Borrower pursuant to this Agreement. Notwithstanding the foregoing, if Borrower receives three or more notices of default under this paragraph and another Event of Default subsequently occurs, TVA shall not be obligated to give Borrower notice of such Event of Default, the Event of Default shall be deemed to occur immediately, and the Borrower will not have a right to cure such Event of Default.

2.	The above notice provisions and any other notice provisions contained in any other Loan Document shall run concurrently and not successively.

3.	Notwithstanding the foregoing, with regard to TVA’s obligation to make disbursements hereunder, all Events of Default specified above shall occur immediately hereunder without any time period in which to correct or cure being applicable, provided, however, that if the Event of Default is corrected within the applicable cure period, the obligation of TVA to make any disbursements hereunder shall be reinstated.

B.	TVA Rights and Remedies. Upon an Event of Default and at any time thereafter, TVA may:

(a)	declare, at its option, the entire unpaid balance of the Loan and all other sums for which Borrower is liable under this Agreement, immediately due and payable.

(b)	exercise all other rights and remedies of a secured party under Article 9 or other applicable law and all rights provided herein or in the other Loan Documents.

All of said rights and remedies shall, to the full extent permitted by law, be cumulative.

C.	Proceeds of Remedies. Any or all proceeds resulting from the exercise of any or all of the foregoing remedies shall be applied as set forth in the Loan Document(s) providing the remedy or remedies exercised; if none is specified, or if the remedy is provided by this Agreement, then as follows:

First, to the costs and expenses, including reasonable attorney’s fees, incurred by TVA in connection with the exercise of its remedies;

Second, to the expenses of curing the default that has occurred, in the event that TVA elects, in its sole discretion, to cure the default that has occurred;

Third, to the payment of the Obligations, including but not limited to the payment of the principal of and interest on the indebtedness evidenced by the Note, in such order of priority as TVA shall determine in its sole discretion; and

Fourth, the remainder, if any, to Borrower or to any other person lawfully thereunto entitled.

D.	Expenses. Borrower agrees to pay to TVA on demand the amount of all reasonable expenses paid or incurred by TVA in exercising or enforcing any of its rights hereunder, under the other Loan Documents or under applicable law, including attorney’s fees and court costs, together with interest on all such amounts at the highest rate allowed under the Note.

IX.	MISCELLANEOUS

A.	Actions by TVA: TVA, at its option and without any obligation to do so, (i) may discharge or pay any taxes, assessments, liens, or other encumbrances at any time levied or placed on or against the Borrower, and (ii) may do all things which it deems necessary to preserve the enforceability of any Obligations. Any amount so paid, with interest thereon at the maximum rate permitted by law from date of payment until repaid, shall be secured hereby and shall be repayable by Borrower on demand.

B.	Waivers by Borrower: Borrower hereby waives, to the extent the same may be waived under applicable law: (a) notice of acceptance of this Agreement; (b) all claims, causes of action and rights of Borrower against TVA on account of actions taken or not taken by TVA in the exercise of TVA’s rights or remedies hereunder, under the Loan Documents or under applicable law; (c) all claims of Borrower for failure of TVA to comply with any requirement of applicable law relating to enforcement of TVA’s rights or remedies hereunder, under the Loan Documents or under applicable law; (d) presentment, demand for payment, protest and notice of non-payment and all exemptions; (e) any and all other notices or demands which by applicable law must be given to or made upon Borrower by TVA; (f) settlement, compromise or release of the obligations of any person primarily or secondarily liable upon any of the Obligations. Borrower agrees that TVA may exercise any or all of its rights and/or remedies hereunder, under the Loan Documents and under applicable law without resorting to and without regard to any collateral or other sources of liability with respect to any of the Obligations.

C.	No Cause of Action: Any TVA review of any matter in accordance with the provisions of this Agreement shall not create in Borrower, or any third party, any right or cause of action not otherwise existing and shall not be deemed a warranty of any kind by TVA.

D.	All Matters Satisfactory to TVA: All appraisals, documents and other deliveries required or contemplated by this Agreement or the other Loan Documents and the persons responsible for the execution and preparation thereof, and all sureties, guarantor, insurers, and all bonds, guaranties, and policies of insurance, shall be satisfactory to TVA.

E.	Instructions for Making Payments to TVA: Borrower hereby agrees that, except as otherwise prescribed by TVA, all amounts due from Borrower to TVA shall be made through Automated Clearing House (ACH) debits and Borrower agrees to sign such authorizations and instructions as TVA may deem necessary from time to time to make effective such debits.

F.	Not Deemed to be a Partner: TVA shall not be deemed to be a partner nor joint venturer with Borrower or any guarantor or affiliate thereof in making this Agreement or by any action taken hereunder. This Section shall survive termination of this Agreement.

G.	Jurisdiction/Choice of Law: This Agreement shall be governed by federal law and the laws of the State of Tennessee to the extent to which there is no applicable federal law. In any legal proceedings in connection with, or for enforcement of this Agreement, Borrower consents to personal jurisdiction in the United States District Court for the Eastern District of Tennessee at Knoxville, and expressly waives any objections as to venue in such court. A final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

H.	Non-Waiver of Rights, Powers, or Privileges: Neither any failure nor any delay on the part of TVA in exercising any right, power or remedy hereunder, under any of the Loan Documents or under applicable law shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No modifications or waiver of any provision of this Agreement or any of the Loan Documents, and no consent by TVA to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand upon Borrower in any case shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

I.	Construction and Effect. If any provision of this Agreement is held invalid or is inapplicable, such invalidity or inapplicability shall not affect the validity or enforceability of the remaining provisions of this Agreement. Captions are inserted herein for convenience only, and have no bearing on the interpretation or construction of this Agreement. This Agreement shall bind Borrower and Borrower’s successors and assigns, including any corporation or other legal entity resulting from a merger, consolidation, or other restructuring of Borrower. Borrower shall be fully liable for all Obligations arising under this Agreement, whether or not expressly imposed upon Borrower. Subject to Section IX(I) with regard to the application of the laws of a state other than the State of Tennessee, any term used herein that is not otherwise defined shall have the meaning accorded such term in the Uniform Commercial Code, as adopted in the State of Tennessee.

J.	Notices. Except for any notice required to be given under applicable law in another manner, all notices, requests, or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing and, if to Borrower, delivered to the Borrower’s address set forth on the first page of this Agreement and, if to TVA, to the following address: Tennessee Valley Authority, Economic Development, OCP 2A, 26 Century Blvd., Suite 100, Nashville, Tennessee 37214. Each party shall have the right to designate a substitute address by written notice to the other party. Each such notice, request, and demand shall be deemed given or made as follows: (1) If sent by mail, upon the earlier of the date of receipt or five (5) days after deposit in the U.S. Mail, first class postage prepaid; return receipt requested; or (2) If sent by any other means, upon delivery.

K.	WAIVER OF JURY TRIAL. THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (ORAL OR WRITTEN), OR ACTIONS OF THE BORROWER OR TVA. THIS WAIVER IS MADE BY BORROWER AFTER HAVING CONSULTED WITH OR HAD AMPLE OPPORTUNITY TO CONSULT ITS LEGAL COUNSEL CONCERNING THE CONSEQUENCES OF SUCH WAIVER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE TVA TO ACCEPT THIS AGREEMENT AND MAKE THE LOAN.

L.	Setoff. TVA shall have the right, in addition to all other rights and remedies available to it following an Event of Default, to set off against any Obligations due TVA, any debt owing to Borrower by TVA. Borrower hereby confirms TVA’s right to setoff, and nothing in this Agreement or any of the Loan Documents shall be deemed a waiver or prohibition of TVA’s right of setoff.

M.	Merger and Integration. This Agreement and the attached exhibits and schedules (if any) contain the entire agreement of the parties hereto with respect to the matters covered and the transactions contemplated hereby, and no other agreement, statement or promise made by any party hereto, or by any employee, officer, agent or attorney of any party hereto, which is not contained herein shall be valid or binding.

Dorman Products, INC.

By: /s/ Matt Barton

Title: Chief Financial Officer

TENNESSEE VALLEY AUTHORITY

By: /s/ John J. Bradley

John J. Bradley Senior Vice President

Economic Development

EXHIBIT A

Certification for Contracts, Grants,
Loans, And Cooperative Agreements

The undersigned certifies, to the best of his or her knowledge and belief, that:

(1)	No federal appropriated funds have been paid or will be paid by or on behalf of the undersigned to any person for influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with the awarding of any federal contract; the making of any federal grant; the making of any federal loan; the entering into of any cooperative agreement; and the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan, or cooperative agreement.

(2)	If any funds other than federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with this federal contract, grant, loan, or cooperative agreement, the undersigned shall complete and submit Standard Form-LLL, “Disclosure of Lobbying Activities,” in accordance with its instructions.

(3)	The undersigned shall require that the language of this Certification be included in the award documents for all subawards at all tiers (including subcontracts, subgrants, and contracts under grants, loans, and cooperative agreements) and that all subrecipients shall certify and disclose accordingly.

This certification is a material representation of fact upon which reliance was placed when this transaction was made or entered into. Submission of this certification is a prerequisite for making or entering into this transaction imposed by 31 U.S.C. 1352. Any person who fails to file the required certification shall be subject to a civil penalty of not less than $10,000 and not more than $100,000 for each such failure.